Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Second-Quarter 2013 Earnings

Quarterly Gross Margin Expands 1.8 Percentage Points to 17.8%

First-Half Pre-tax Income, Excluding Unusual Item,

Grows to $8.4 Million vs. $7.7 Million a Year Ago

Goshen, Ind.—July 25, 2013—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses, and armored vehicles, today announced earnings for its second quarter ended June 29, 2013.  All earnings per share and share figures have been adjusted for the 5% stock dividend paid in the second quarter of 2013.

2013 Second-Quarter Results

Consolidated net sales of $76.5 million for the second quarter declined 9.5% compared with $84.6 million last year. The revenue decrease was attributable to lower sales volume with bus and fleet truck customers versus the prior year, partially offset by higher sales of retail trucks.

Gross margin as a percentage of sales improved to 17.8%, or $13.6 million, compared with 16.0%, or $13.5 million, in the second quarter of 2012, and sequentially from 17.3%, or $11.4 million, in the first quarter of 2013 due to improved product mix and manufacturing efficiencies.

During the quarter, Supreme settled its King County, Washington, lawsuit, which resulted in a $3.4 million pre-tax charge.  The legal settlement and related costs totaled $4.5 million, partially offset by $1.1 million of estimated value assigned to the returned product.  Due to the inherent risk of litigation and the uncertainty of the outcome, the Company determined that it was in its best interest to bring this matter to resolution and therefore agreed to a settlement.

Income tax expense of $0.4 million was recorded in the quarter due to the Company’s return to normalized statutory rates. In 2012’s comparable period, the Company recorded an income tax benefit of $0.3 million resulting from the reversal of a deferred tax valuation allowance due to the improved profitability.

Net income for the second quarter was $0.9 million, or $0.06 per diluted share, compared with net income of $5.4 million, or $0.33 per diluted share, last year.  On a proforma basis, diluted earnings per share, adjusting for the legal settlement costs and normalizing of the 2012 income tax expense, resulted in $0.20 per diluted share for the second quarter of 2013 compared with $0.21 per diluted share a year ago.

Supreme’s President and Chief Executive Officer Mark Weber stated, “We are continuing to drive margin growth through process improvement, enhanced manufacturing efficiencies and strategic purchasing. Our strategy is to complement these successes with a customer-centric marketing strategy designed to grow sales volume and further lever the improvements we’ve made on the cost side of the business.”

2013 First-Half Results

In the first half of 2013, consolidated net sales decreased 9.1%, to $142.4 million, from $156.7 million last year. Gross profit, as a percentage of sales, increased more than 200 basis points to 17.6%,

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

compared with 15.5% in 2012. Gross profit improved to $25.0 million, from $24.3 million in last year’s comparable period. The Company reported pre-tax income, excluding the impact of the legal settlement, for the first six months of 2013 of $8.4 million compared with $7.7 million a year ago.

Income tax expense increased by $1.9 million versus the first half of 2012 resulting from the normalized tax rates and last year’s reversal of the valuation allowance in 2012.

Net income for the first six months was $3.2 million, or $0.20 per diluted share, compared with $7.9 million, or $0.49 per diluted share, last year. On a proforma basis, diluted earnings per share, adjusting for the legal settlement costs and normalizing of the 2012 income tax expense, resulted in $0.35 per diluted share for the first half of this year compared with $0.32 per diluted share last year.

“We experienced increased sales of retail trucks in the first half of the year,” Weber said, “which helped to offset the lower fleet truck sales. Subsequent to the end of the quarter, key fleet operators have placed orders, which bodes well for 2013’s second half.”

Working capital was $37.8 million at June 29, 2013, compared with $38.6 million at Dec. 29, 2012.  Total debt declined to $12.2 million at quarter end versus $14.1 million at Dec. 29, 2012, and $21.2 million a year ago. Stockholders’ equity increased to $70.7 million at June 29, 2013, compared with $67.2 million at Dec. 29, 2012. Book value on a per-share basis was $4.38 at quarter end versus $4.20 at the end of last year. Net cash provided by operating activities during the first half of 2013 was $4.5 million, reversing the $2.2 million of net cash used in operations in 2012.

Weber concluded, “Since joining Supreme in May, I have had the opportunity to visit each of our facilities and a number of customers. I am impressed by the talented people working throughout this organization and their genuine dedication to producing the highest-quality products. In addition, our customers appreciate the value and reliability that Supreme delivers, reinforcing the numerous opportunities that exist for growing the business and enhancing shareholder value.”

Conference Call Information

A conference call will be held tomorrow, July 26, 2013, at 9 a.m. ET to review the second-quarter and first-half results. To participate in the live call, dial 877-300-8521 (International: 412-317-6026) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10031829. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-

looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net Sales	$76,547,227	$84,574,041	$142,428,118	$156,740,862
Cost of sales	62,943,120	71,059,856	117,415,910	132,410,960
Gross profit	13,604,107	13,514,185	25,012,208	24,329,902

Selling, general and administrative expenses	8,759,419	8,112,242	17,152,665	16,660,632
Legal settlement and related costs	3,417,647	127,000	3,600,161	127,000
Other income	(19,390)	(113,192)	(732,781)	(592,140)
Operating income	1,446,431	5,388,135	4,992,163	8,134,410

Interest expense	79,073	315,061	221,391	579,810
Income before income taxes	1,367,358	5,073,074	4,770,772	7,554,600

Income tax expense (benefit)*	442,227	(324,317)	1,541,835	(324,317)
Net income	$925,131	$5,397,391	$3,228,937	$7,878,917

Income per share:
Basic	$0.06	$0.34	$0.20	$0.49
Diluted	0.06	0.33	0.20	0.49

Shares used in the computation of income per share:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,098,387	15,951,777	16,053,098	15,935,492
Diluted	16,462,115	16,240,047	16,356,692	16,212,497

* The Company reported a tax benefit in the second quarter of 2012, resulting from the utilization of previously unrecognized net operating loss carryforwards.

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 29,	December 29,
	2013	2012

Assets
Current assets	$68,771,871	$61,007,286
Property, plant and equipment, net	44,852,265	42,937,988
Other assets	1,366,306	1,142,809
Total assets	$114,990,442	$105,088,083

Liabilities
Current liabilities	$30,966,100	$22,363,408
Long-term liabilities	13,335,629	15,561,793
Total liabilities	44,301,729	37,925,201
Total stockholders’ equity	70,688,713	67,162,882
Total liabilities and stockholders’ equity	$114,990,442	$105,088,083

Supreme Industries, Inc. and Subsidiaries

Reconciliation of Net Income and Net Income Per Share

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Net income	$925,131	$5,397,391	$3,228,937	$7,878,917
Legal settlement and related costs, net of tax	2,312,321	85,979 *	2,436,648	85,979 *
Adjusted income tax expense**	—	(1,962,920)	—	(2,764,453)
Adjusted net income	$3,237,452	$3,520,450	$5,665,585	$5,200,443

Per-share Data

Net Income:
Basic	$0.06	$0.34	$0.20	$0.49
Diluted	0.06	0.33	0.20	0.49
Legal settlement and related costs, net of tax:
Basic	0.14	0.01	0.15	0.01
Diluted	0.14	0.01	0.15	0.01
Adjusted income tax expense:**
Basic	—	(0.13)	—	(0.18)
Diluted	—	(0.13)	—	(0.18)
Adjusted net income:
Basic	$0.20	$0.22	$0.35	$0.32
Diluted	0.20	0.21	0.35	0.32

* Represents proforma tax effected legal costs of $127,000 at 32.3%.

** 2012 proforma income tax expense adjusted to 2013’s normalized statutory rates of 32.3%.

Shares used in the computation of income per share:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,098,387	15,951,777	16,053,098	15,935,492
Diluted	16,462,115	16,240,047	16,356,692	16,212,497